Exhibit 35.2

1123 – Servicer Compliance Statement

I, Calvin C. Balliet, Managing Director of Citibank, N.A.(“Citibank”), the subservicer under the subservicing agreements among Citibank, The Student Loan Corporation or Sallie Mae, Inc., as applicable, and certain others (each, a “servicing agreement”), relating to SLC Student Loan Trust 2004-1, SLC Student Loan Trust 2005-1, SLC Student Loan Trust 2005-2, SLC Student Loan Trust 2005-3, SLC Student Loan Trust 2006-1, SLC Student Loan Trust 2006-2, SLC Private Student Loan Trust 2006-A, SLC Student Loan Trust 2007-1, SLC Student Loan Trust 2007-2, SLC Student Loan Trust 2008-1, SLC Student Loan Trust 2008-2, SLC Student Loan Trust 2009-1, SLC Student Loan Trust 2009-2, SLC Student Loan Trust 2009-3, and SLC Private Student Loan Trust 2009-A, SLC Private Student Loan Trust 2010-A, SLC Private Student Loan Trust 2010-B and SLC Student Loan Trust 2010-1 (each, a “trust”), certify that:

(a)	A review of Citibank’s activities as of and for the year ended December 31, 2011 and of Citibank’s performance under the servicing agreement related to each trust has been made under my supervision.

(b)	To the best of my knowledge, based on such review, Citibank has fulfilled all of its obligations under the servicing agreement related to each trust in all material respects as of and for the year ended December 31, 2011.

March 23, 2012

By:	/s/ Calvin C. Balliet
Name: Calvin C. Balliet
Title: Managing Director